UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2011

Alpha and Omega Semiconductor Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-34717	77-0553536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
(Address of principal executive offices)
(408) 830-9742
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in its Current Report on Form 8-K filed on August 27, 2011, Alpha and Omega Semiconductor Limited (the “Company”) announced its intension to exercise an option (the “Option”) to acquire certain assets associated with a 200mm wafer fabrication facility from Integrated Device Technology, Inc. (“IDT”). On November 14, 2011, pursuant to the terms of the Option Agreement dated October 1, 2010 (the “Option Agreement”) between the Company and IDT, the Company issued a notice to IDT to exercise the Option. Pursuant to the Option Agreement, upon exercise of the Option, the Company and IDT shall use commercially reasonable efforts to enter into an asset purchase agreement (the “Asset Purchase Agreement”) within 20 business days from the date of the Option notice for the purchase of the assets. The Company's obligation to enter into the Asset Purchase Agreement is subject its review of an updated disclosure schedule provided by IDT. The total purchase price for the assets is $26 million. The Company has previously paid a cash deposit of $5 million which will be applied to the purchase price. The Company currently expects to sign the Asset Purchase Agreement by the end of calendar year 2011 and complete the transaction prior to January 31, 2012.

The foregoing description is a summary and qualified in its entirety by the Option Agreement, a copy of which was filed as Exhibit 10.22 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2011	Alpha and Omega Semiconductor Limited
	By:	/s/ Ephraim Kwok
Ephraim Kwok
Chief Financial Officer